EXHIBIT 10.15

SEPARATION AGREEMENT

This Separation Agreement (“Separation Agreement”) is entered into as of this 17 day of December, 2010, by and between Cherokee, Inc. (“Employer”) and Russell J. Riopelle, (“Employee”) with reference to the following facts:

I.                                         Employer no longer requires the services of Employee effective as of the close of business on or about Friday, December 17, 2010 (the “Termination Date”).

II.                                     Employer and Employee desire to compromise and, finally, settle and resolve all controversies between them, and to bring these and all other matters to a conclusion.

NOW, THEREFORE, in consideration of the covenants undertaken and releases given herein, the parties hereby agree as follows:

1.             Employee shall continue to be paid through the Termination Date, then Employer agrees to pay to Employee through payroll period ending April 29, 2011, twelve thousand eight hundred eighty four dollars and sixty-two cents ($12,884.62), per pay period, less standard withholdings and deductions, in accordance with Employer’s usual bi-weekly payroll schedule (including payment of employee’s health insurance, as is currently provided); provided that Employee’s entitlement to receive such payments is conditioned on expiration of the seven (7) day period referenced in Paragraph 12.

2.             Except as otherwise stated in this Separation Agreement, all other benefits enjoyed by Employee as part of Employee’s employment with Employer (including the accrual of vacation time, and receiving the Company’s matching 401-K contribution pursuant to participating in the Company’s 401-K program), shall cease as of the Termination Date.

3.             Employee understands that Employer has paid him/her all money due and owing to him/her, including without limitation all wages, salary, commissions, bonuses, severance, accrued vacation, overtime, outstanding expenses, etc., through the Termination Date.  The separation pay and other benefits provided for in this Separation Agreement are over and above the compensation which Employee is otherwise entitled to from the Employer and represents consideration for the release of claims set forth below.

4.             In consideration of the payments and other promises of Employer described above, Employee does hereby agree not to sue and acknowledges complete satisfaction of and hereby releases, absolves and discharges Employer and its affiliated companies and partners and each of their present or former officers and directors, shareholders, partners, employees, agents, attorneys and representatives (collectively “Employer Releasees”) of, from and against any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise (collectively “Claims”), which Employee now owns or holds or has or at any time heretofore owned or held or had or may in the future own or hold or have against Employer Releasees, or any of them, as of the date that Employee signs this Separation Agreement, including, but not limited to, Claims (a) arising out of Employee’s employment with Employer and Employee’s termination from his/her employment with Employer, (b) that Employer Releasees or any of them discriminated against Employee on the basis of his/her race, sex, religion, national origin, handicap, ancestry, sexual orientation, or age, (c) that Employee was defamed, libeled or slandered, (d) arising under Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, The Americans With Disabilities Act, The California Fair Employment and Housing Act, The Employer Retirement Income Security Act, California Labor Code section 970, The Age Discrimination in Employment Act, The California Fair Employment and Housing Act or any similar state statute, and/or (e) any claim for employment discrimination, breach of contract, invasion of privacy, interference with contract, business relationships, or prospective economic advantage, emotional distress, wrongful termination, deferred compensation, stock options, bonus, or any other fringe benefits or commissions.  Employee understands and agrees that, by entering into this Separation Agreement:  (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) he has received consideration beyond that to which he was previously entitled;  (iii) he has been advised to consult with an attorney before signing this Separation Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Separation Agreement for not less than twenty-one days prior to his execution of this Separation Agreement (the “Evaluation Period”).  Employee understands that he may waive the Evaluation Period and execute the Separation at an earlier date.   Employee acknowledges that he has no work related injuries to report.

5.              It is a further condition of the consideration hereof and is the intention of the parties in executing this instrument that the same shall be effective as a bar as to each and every claim, demand, cause of action or other rights or obligations herein above specified and, in furtherance of this intention, Employee hereby expressly waives any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Separation Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions or other rights or obligations hereinabove specified. Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Employee acknowledges that he/she may hereafter discover claims or facts in addition to or different from those which the parties now know or believe to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement.  Nevertheless, Employee hereby waives any right, claim or causes of action that might arise as a result of such different or additional claims or facts.  Employee acknowledges that he/she understands the significance and consequence of such release and such specific waiver of Section 1542.

6.              The parties hereto represent and acknowledge that in executing this Separation Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys or representatives with regard to the subject matter, basis or effect of this Separation Agreement or otherwise, other than those specifically stated in this written Separation Agreement.

7.            a.     Employee acknowledges that by reason of his/her position with Employer he/she has been given access to Confidential Information.  For purposes of this Separation Agreement, the term “Confidential Information” shall mean all trade secrets and confidential and proprietary business information of Employer and affiliates of Employer, whether or not designated or marked “CONFIDENTIAL” or the like, which Employer and its affiliates in fact maintain as confidential, regarding any products, licenses, licensees both current and prospective, processes, and services, developed, acquired or used by Employer or any affiliate of Employer relating to their business, operations, employees, clients, customers, licensees and other business associates, which gives Employer or any affiliate of Employer a competitive advantage over those who do not know the secrets or information.  Confidential Information may include without limitation information relating to pricing, sales, sales strategy, research, potential licensing deals, potential licensees, developments, inventions, manufacture, purchasing, accounting, merchandising, trade marks and trade dress, trade secrets, customers, prospects, valuable or unique ideas, inventions, completed, current or future business and financial transactions, processes, methods and techniques acquired, records relating to suppliers, sources of materials, cost of materials, customer lists (including potential customers), sources of financing and supplies, processes, plans, pricing information, computer programs and software, internal memoranda, marketing plans, internal policies, products and services which may be developed from time to time by Employer or its affiliates, agents or employees, as well as information provided by a third party to Employer which Employer is obligated to keep confidential.  Employee hereby agrees not to, directly or indirectly, use, disseminate, disclose, lecture upon or publish articles concerning any Confidential Information or trade secrets acquired by Employee in the course of his/her employment with Employer.  The term “trade secrets” shall include, but not be limited to, information concerning Employer’s methods of operations, future plans, budgets, revenues, expenses, customers, vendors, employees, equipment and any and all information not disseminated to the public.  Employee also agrees to return any proprietary documents and property, whether in electronic, hardcopy or other form, which he/she has received during his/her employment with Employer, including but not limited to keys, computer equipment and data.

b.     Employee agrees that the terms, conditions and existence of this Separation Agreement are confidential and, except as provided herein, shall only be disclosed to his accountants and/or attorneys and may not be disclosed to any person or entity except as required by a properly issued subpoena or court order or as mandated by law or the securities and exchange commission.  This confidentiality provision is recognized by the Parties to be a material provision of this General Release Agreement.  Should anyone make an inquiry regarding the matter, Employee and Employer agree that they may respond they “have parted ways amicably and in good standing.”

c.     For one (1) year from the effective date of Employee’s termination, the Employee shall not, directly or indirectly, either on Employee’s behalf or on behalf of any other person or entity attempt to persuade any client of Employer to cease to do business with Employer.

d.     For a one (1) year from the effective date of Employee’s resignation, Employee shall not, directly or indirectly, 1) encourage any employee of Employer or its affiliates to leave his or her employment with such entity or its successors in interest or 2) contact any employee to discuss Employer’s business.

e.     At no time shall Employee or Employer make any remarks disparaging the conduct or character of the other or any of their subsidiaries or affiliates, their agents, employees, officers, directors, successors, or assigns nor shall Employee ever contact any Employer’s licensee’s (such as but not limited to Target Stores, Tesco, Carefour, etc.) to discuss the business between Employer and the said company.

f.     At all times following the effective date of Employee’s termination, Employee and Employer shall cooperate together to the extent reasonably necessary to assist each other in the transition of their responsibilities and in any litigation or administrative proceedings involving any matters with which each was involved during Employee’s employment.  Employer shall reimburse Employee for reasonable expenses, if any, incurred in providing such assistance, and Employee shall reimburse Employer for reasonable expenses, if any, incurred in providing such assistance.

g.     Any breach by Employee of his obligations under Paragraph 7 of this Separation Agreement shall be considered a material breach of this Separation Agreement provided that Employee has not cured within ten (10) days of receipt of written notice of the alleged breach or non-performance.  If Employee has not cured the alleged breach or nonperformance within the ten (10) day period, then Employer shall have the right to immediately cease payment of separation pay as provided for above, and Employee shall not received any further payments.

8.              This Separation Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

9.              The parties have attempted to create an agreement that is lawful and enforceable in all respects. In the event that any provision of this Separation Agreement is found or deemed to be illegal or otherwise invalid and unenforceable, whether in whole or in part, such invalidity shall not affect the other provisions.  In the event that any term hereof is found or deemed to be illegal or otherwise invalid or unenforceable, the parties shall attempt to negotiate a valid new provision concerning the same subject matter, and the parties further agree that in the event that they are unable to agree upon the terms of a new provision, upon request of either party, the matter shall be submitted to final and binding arbitration as provided in Paragraph 13.

10.           Employee agrees to execute a letter in the form attached hereto as Exhibit A, acknowledging his termination as an officer of Employer.

11.            Any claim or dispute which refers or relates to: (1) any aspect of this Separation Agreement, or (2) any term or provision of this Separation Agreement, or (3) the interpretation and application any term or provision of this Separation Agreement, or (4) any alleged breach or violation of any provision of this Separation Agreement, or (5) any dispute of any kind between Employee and Employer hereto which may arise after this Separation Agreement is executed by the parties, will be submitted to final and binding arbitration with the Judicial Arbitration and Mediation Service in Los Angeles, California, before an experienced arbitrator licensed to practice law in California, and conducted in accordance with the non-union employment dispute resolution rules of such arbitration service, as the exclusive remedy for such claim or dispute.

12.            For a period of seven (7) days following Employee’s execution of this Separation Agreement, he may revoke this Separation Agreement, and rescind his assent thereto.  This Separation Agreement shall not become effective or enforceable until seven (7) days have passed following Employee’s execution of this Separation Agreement.  The effective date of this Separation Agreement shall be the eighth day after Employee executes this agreement, if he has not earlier revoked it.  Employee may revoke this agreement only by giving written notice of revocation to Employer, Attn: Howard Siegel, President, within the such seven (7) day period.  If Employee revokes this Separation Agreement, this Separation Agreement shall be deemed null and void.

PLEASE READ CAREFULLY; THIS SETTLEMENT AGREEMENT AND GENERAL MUTUAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed the Separation Agreement.

	EMPLOYEE	CHEROKEE, INC.

By:	/s/ Russell J. Riopelle	By:	/s/ Howard Siegel

	Russell J. Riopelle	Howard Siegel, President & COO

Exhibit A

TERMINATION AS OFFICER

I, Russell J. Riopelle, hereby acknowledge my termination as an Officer of Cherokee Inc. effective the date of my signature hereto.

Signature:	/s/ Russell J. Riopelle	Date:	12/17/10